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Exhibit 10.1
 LICENSE AGREEMENT

This agreement, effective this  18 day of September, 2014 between

PURINE PHARMA LLC, a company incorporated and validly existing under the laws of the State of New Jersey, USA (hereafter referred to as   "Purine").

and

EASTGATE PHARMACEUTICALS, INC., a Company incorporated and validly existing under the laws of the province of Ontario, Canada (hereafter referred to as "Eastgate", and each of Purine and Eastgate individually, a "Party," and collectively, the "Parties").

WHEREAS

1.	Eastgate is a developer of nutraceutical and/ or pharmaceutical product formulations with novel drug delivery technologies;

2.	Eastgate has developed certain nutraceutical and/ or pharmaceutical product formulations and intends to commercialize the same worldwide;

3.	Purine is a cGMP manufacturer of nutraceuticals and/ or pharmaceutical drugs;

4.	Purine intends to develop the Products (as defined below) into commercial versions and manufacture and distribute the same worldwide under its own label or its customers' private labels; and

5.	Purine also intends to supply the commercial versions of the Products to Eastgate under Eastgate's label or Eastgate's customers' private labels.

NOW THEREFORE, in consideration of the mutual terms and premises contained herein and for other good and valuable consideration (the sufficiency and receipt of which is hereby acknowledged by the Parties), the Parties agree as follows:

ARTICLE I: CERTAIN DEFINITIONS

a)	"Affiliate" shall mean:
(i)            an organization of which fifty percent (50%) or more of the voting stock is controlled or owned, directly or indirectly, by either Party to this Agreement; or
(ii)            an organization which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of either Party to this Agreement; or
(iii)	an organization, the majority ownership of which is directly or indirectly common to the majority ownership of either Party to this Agreement.

b)	"Claim" shall have the meaning ascribed thereto in ARTICLE IV(a).
c)	"Commencement Date" means the date on which Eastgate provide and transferred completed formulations to Purine in full or the date on which this agreement is signed, whichever is earlier.
d)	"Confidential Information" shall have the meaning ascribed thereto in ARTICLE IX(a) and includes each Party's Intellectual Property and know-how.
e)	"Customer" shall mean a person or entity which purchases products from either Party.
f)	"Disclosing Party" shall mean a Party to this Agreement that discloses, either directly or through its agents, Confidential Information to the Receiving Party;

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g)	"FDA" means the United States Food and Drug Administration.
h)	"FD&C Act" means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations thereunder, including current good manufacturing practice regulations, as the same may be amended or revised.
i)	"GMP" means current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, storage, testing and handling of each Product, all as set forth from time-to-time by the FDA pursuant to the FD&C Act and the rules, regulations, guidelines promulgated thereunder (including specifically, Title 21, parts 111, 210 and 211 of the Code of Federal Regulations of the United States.
j)	"Intellectual Property" means any and all patents (whether existing, pending or applied for), Trademarks (whether existing, pending or applied for), copyright, industrial designs (whether pending existing or applied for), trade secrets, data (including stored versions thereof in any medium), research and development information, business plans, marketing plans, compilations, sketches, sell sheets, information, software, hardware, research, drawings, working papers or other materials or intellectual property in all forms or moral rights in or associated with each of the Parties or any product/s of the parties.
k)	"Know-How" means, with respect to the Products, all Product-related technical knowledge, manufacturing procedures, expertise, methods, protocols and current and accumulated experiences which any Party hereto acquires in connection with this Agreement and/or has acquired as a result of scientific research, practical experiences and otherwise which have a demonstrated usefulness in manufacturing, obtaining and maintaining Regulatory Approval for such Product, including but not limited to (i) plant validation protocols and specifications; (ii) process validation procedures; (iii) quality control procedures; (iv) analytical methods and procedures; (v) bio-equivalence testing protocols and procedures; (vi) cleaning validation protocols and procedures; (vii) procedures for preparation of applications for Regulatory Approval; (viii) ongoing regulatory compliance procedures; (ix) formulations and processes (x) new drug applications and (xi) product registration dossiers.
l)	"Net Sales" means the gross billing price Purine charges its customers for the Products (including any Altered Products), less occupation and excise taxes, and transportation, discounts, returns and allowances in lieu of returns.
m)	"OTC" means drug products that may be lawfully sold over-the-counter without prescription in the United States of America.
n)	"Packaging" means all primary containers, including cartons, shipping cases or any other like matter used in packaging or accompanying the Products.
o)	"Person" means an individual, partnership, joint venture, association, corporation, company and any other form of business organization, government, regulatory or governmental agency, commission or department.
p)	"Products" shall mean the OTC nutraceutical and pharmaceutical products as specified in Annex I and, unless otherwise specified, shall also include the Altered Products.
q)	"Label", "Labeled" or "Labeling" means all labels and other written, printed or graphic matter upon (i) each Product or any container or wrapper utilized with such Product, and/or (ii) any written material accompanying each Product, including, without limitation, package inserts.
r)	"Regulatory Approval" or "Approval" means final FDA approval to market each Product as an OTC product (or, where applicable, such similar regulatory approval as is required in the U.S.A. or other countries).
s)	"Specifications" means the requirements for each Product necessary to maintain the identity, strength, quality and purity contained in such Product, including references to a DMF or the applicable USP monograph.
t)	"Technical Information" means, with respect to each Product, all information and expertise each Party acquires in connection with this Agreement and/or has acquired which have a demonstrated usefulness in Manufacturing, Packaging and Labeling and/or obtaining and maintaining Regulatory Approval of such Product pursuant to this Agreement, including, but not limited to, all specifications, manuals and computer programs relating to manufacturing of a Product.
u)	"Receiving Party" shall mean a Party to this Agreement (including the Receiving Party's directors, officers, agents, and employees) that receives Confidential Information from the Disclosing Party.

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v)                   "Term" shall have the meaning ascribed thereto in ARTICLE XII.
w)	"Third Party" shall mean any party other than the Parties to this Agreement and their respective Affiliates.
x)	"Trademarks" means all designs, graphics, logos, symbols and other commercial symbols used by each Party in relation to the Products.
y)	"Transfer pricing" means the prices at which Purine shall sell the Products to Eastgate as provided in Annex II.

ARTICLE II: RIGHTS AND RESPONSIBILITIES

a)	Non-exclusive License: During the Term of this Agreement, Eastgate grants to Purine non-exclusive worldwide rights to develop commercial versions, manufacture under GMP as per FD&C Act, market, distribute, sell and use the Products. The costs of this commercial development, manufacture and distribution shall be completely borne by Purine. Purine has the exclusive worldwide rights to sell the Products under Purine's own brand label or its customers' private labels and shall be responsible for any and all costs and expenses related to the foregoing. Eastgate retains the worldwide rights to sell the Products manufactured by Purine under Eastgate's own brand label or Eastgate's customers' private labels.

b)	Eastgate has provided or will provide the formulations of the Products to Purine and will further provide full Know-How and Technical Information of the Products in a timely fashion. The costs of this formulation, development and transfer of Know-How and Technical Information shall be completely borne by Eastgate.

c)	Wherever it is required by law or governmental regulations, Eastgate had or may conduct clinical tests for all the Products at its own cost and time, and these test results will be available to support Purine's label claims of the Products.

d)	Purine cannot distribute the Products under the Eastgate label without the prior written consent of Eastgate.

e)	Eastgate may change, improve, or modify an existing version of a Product ("Altered Products"). Whenever there is an update on the formulation of any of the Products, Eastgate will provide the technology transfer of such update or improvement to Purine. Purine shall have the same right to develop, manufacture, market, promote, distribute and sell the Altered Products, as it has pursuant to this Agreement in relation to the Products.

f)	Purine and Eastgate will use their reasonable best efforts to cooperate with each other with respect to obtaining regulatory approval in the countries of distribution of the Products.

g)	Purine shall promptly inform Eastgate of any significant competitive developments occurring, as and if it becomes aware of same.

ARTICLE III: ROYALTY FEE

a)	For the first $[*] of Net Sales sold under Purine's own brand label and/or its customers' private labels Purine shall pay Eastgate a royalty that is equal to [*] % of Net Sales. Once accumulated Net Sales sold under Purine's own brand label and/or its customers' private labels achieve $[*], Purine shall pay Eastgate a royalty fee equal to [*] % of Net Sales. This [*]8% Royalty fee will remain in place for the remainder of this agreement after the first $[*] of Net Sales is achieved. The reduced royalty fee of [*]% is a onetime reduction and is not repeated after the first $[*] of net sales are achieved.

b)	Purine shall provide Eastgate with quarterly sales reports for each Product under this agreement in reasonable written detail no later than forty-five (45) business days after the end of each quarter. This written report must be certified by the chief financial officer of Purine and set forth in reasonable detail the calculation of the royalties due to Eastgate for such calendar quarter including, without limitation:

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i)	Number of Purine Licensed Product(s) sold;
ii)	Net Sales; and
iii)	Royalty payments owed to Eastgate.

(c)	Purine shall accompany each report with the payment of amounts due to Eastgate. Purine shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary for the purpose of ascertaining and verifying the royalties payable to Eastgate hereunder. Upon Eastgate's request, Purine, its subsidiaries and sublicensees, if any, shall permit an independent certified accountant selected by Eastgate to periodically have access during ordinary business hours to such records of Purine, its subsidiaries and sublicensees as may be necessary to determine, for any quarter, the correctness of any report and/or payment made under this Agreement. In the event that any such inspection shows an underreporting and underpayment in excess of [*] % for any quarter, then Purine shall pay the cost of such examination.

(d)	Failure by Purine to pay any sums due and owing to Eastgate under this Article III when due may lead to suspension of this Agreement. Eastgate may terminate this Agreement after 60 days notice if any sum due and owing remains unpaid within five (5) business days of the Due Date and such default occur more than three (3) consecutive times in any calendar year.

ARTICLE IV: SALES TO EASTGATE AND TRANSFER PRICING

a)	Purine may manufacture Products for distribution by Eastgate under Eastgate's own label or under Eastgate's customers' private labels at transfer prices as provided in Appendix II.

b)	A separate purchase order for each order will be signed by both Parties. Purine shall deliver the Products to Eastgate on terms FOB, at its Massena location within sixty (60) days after the date of acceptance of Eastgate's firm purchase order, unless Eastgate specifies a later ship date in such order.

c)	Purine shall supply Eastgate's requirements of each Product in market ready containers. Products shall be placed in corrugated shipper boxes, of suitable strength for shipping or appropriate shipping containers specified and agreed to by both Parties in writing, prior to manufacturing of each product.

d)	Purine shall purchase all Packaging, unless Eastgate elects to provide certain Packaging components at its own cost. The language printed on the Packaging shall be English, unless, at Eastgate's option and cost, Purine may include other languages. The contents of the printed matter in any language must be acceptable to Purine.

e)	At Eastgate's request, Purine shall provide Eastgate with all required documentation to facilitate Regulatory Approval of the Products.

f)	Eastgate is responsible for such importing country requirements as clinical testing, advertising certifications and Regulatory Approval under its own label or its customers' private labels. Eastgate shall be responsible for all costs it incurs in connection with such Approval.

ARTICLE V: NEW PRODUCTS

If Eastgate has or develops a product that is not listed on Annex I (each, a "New Product" and collectively, the "New Products") and Purine is not in breach of any provision of this Agreement, Eastgate at its sole discretion shall have the option, but not the obligation, to enter into new agreements with Purine for the license, manufacture or distribution of such New Products.  The terms and conditions of any such new agreements shall be independent of the terms and conditions set forth herein and shall be negotiated by the Parties prior to entry into such agreements.

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ARTICLE VI: TRADEMARKS AND PROMOTIONS
(a)	Each Party shall take all reasonably necessary steps at its sole discretion to obtain registration of and protect its Trademarks and any applicable patents in its own name. The Parties acknowledge that each Party's Trademarks are their respective exclusive property and shall remain so for the duration of the Term and thereafter.

(b)	In the event one Party desires to use the other Party's Trademarks, such Party shall submit any and all advertising and promotional materials incorporating the Trademarks to the other for approval prior to utilizing such advertising and promotional materials. The other Party shall have fourteen (14) days from receipt of the proposed promotional materials to advise of its acceptance. Failing notice of the proposed promotional materials being accepted within the said time, the promotional materials submitted shall be deemed to be rejected and the Party shall not be authorized to use the same.

(c)	Eastgate shall have no obligation to deliver to Purine any promotional and/or advertising material in connection with the Products.

(d)	Upon each Party's reasonable request, the other Party may, but is not obligated to, assist the requesting Party in training its personnel responsible for the sales and marketing of the Products and provide technical assistance at the sole cost and expense of the requesting Party. Without limiting the generality of the foregoing, each Party shall bear all costs and expenses incurred by its own personnel and employees with respect to the foregoing.

(e)	Each Party shall promptly inform the other of any violations of the other Party's Intellectual Property rights by Third Parties, as and if it becomes aware of same and shall assist the other Party in defending its rights with respect to the Intellectual Property at the sole cost and expense of the violated Party.

ARTICLE VII: SALES AND TERMS

(a)	The following terms shall apply for any price changes to Products or Altered Products supplied to EastGate under Eastgate's label or its customers private label:

(i)	Price changes to the Products and Altered Products (where, for Altered Products, price changes shall include initial pricing of these Altered Products where such pricing is different from that of existing Products at the time) shall only be made after Eastgate receives written notice three (3) months prior to the date on which such price change is to come into effect; and
(ii)	Such new prices shall be effective on all orders placed by Eastgate for delivery after the end of the said three (3) months.

(b)	Prices paid by Eastgate to Purine for the Products do not include applicable taxes and shipping charges. Accordingly, Eastgate shall be solely responsible for all shipping charges, duties, levies, taxes, fees, or other charges and including costs associated with importing the Product.

(c)	Eastgate shall make payment for the purchased Products by way of certified check, bank draft or wire transfer prior to Purine delivering the Products to Eastgate. Products will not be shipped until Purine has received payment in full for the Products. If Purine fails to ship the product within 60 days of order by Eastgate, Eastgate has the right to cancel the entire order and Purine is obligated to refund the full amount of any money advanced/ prepaid by Eastgate within 24 hours of such cancellation of the order/s by Eastgate.

(d)	Nothing contained in this Agreement shall be construed as a warranty or representation by Eastgate as to the validity or scope of any of its Intellectual Property, a warranty or representation that any Products manufactured, used or sold will be free from infringement of patents, copyrights, or rights of Third Parties, except that Eastgate represents that it has no knowledge of any existing issued patents or copyrights which might be infringed and, except as provided in Article X, an agreement to defend against actions or suits of any nature brought by any Third Parties. EASTGATE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS.

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(e)	Failure by Eastgate to pay any sums due and owing to Purine in respect of purchased Products when due will automatically lead to suspension of shipment of such Products to Eastgate if any sum due and owing remains unpaid five (5) business days following Eastgate's receipt of notice thereof from Purine. Purine may modify the terms of sale if a) any sum due and owing remains unpaid within five (5) business days following Eastgate's receipt of notice thereof from Purine or b) Eastgate fails to make payments when due more than three consecutive (3) times in any calendar year regardless of whether such default is cured by Eastgate.

(f)	As between Purine and Eastgate, ownership and title of the Products delivered by Purine to Eastgate shall remain with Purine until Eastgate has paid for the Products in full, whereupon title shall pass to Eastgate. Eastgate shall bear the risk and liability associated with the Products up to the point the Products are delivered to the warehouse or storage area for the Products used by Eastgate. Acting reasonably, Eastgate shall inspect the Products forthwith upon delivery, identify any defective Products and immediately thereafter advise Purine in writing as to the quantity of defective Products with a reasonably detailed description of the alleged defect. Any defective Products identified by Eastgate and accepted by Purine as being defective, whether any such deficiency exists to be determined by Purine in Purine's commercially reasonable discretion, shall be returned to Purine and replaced by Purine at no cost to Eastgate.
(g)	Purine shall insure and keep the Products insured by responsible insurers, in such amounts as is customarily carried by prudent owners of a similar business, until delivered to Eastgate.
(h)	Each Party is responsible to carry its own product liability insurance.

ARTICLE VIII: REPRESENTATIONS, WARRANTIES AND COVENANTS

Purine represents and warrants as follows and acknowledges that Eastgate is relying on such representations and warranties:
(a)	it is a Limited Liability Company duly incorporated and validly existing pursuant to the laws of the New Jersey;
(b)	Purine has the full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and that all necessary corporate action has been duly taken in this regard;
(c)	the entry into this Agreement shall not conflict with any contract, agreement, articles or by-laws of Purine (or similar documentation) order, judgment, ordinance or applicable law;
(d)	to the best of Purine's knowledge and belief, no person is violating or infringing upon Eastgate's Intellectual Property or Purine's Intellectual Property;
(e)	it maintains such policies of insurance, issued by responsible insurers, as are appropriate to its business, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; including, but not limited to, adequate product liability insurance; all such policies of insurance are in full force and effect and Purine is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy;
(f)	it has the requisite experience, facilities, personnel, equipment, and resources to fulfill its obligations in this Agreement;
(g)	the Products (1) shall be manufactured, packaged, labeled, stored and transported in conformance with all applicable requirements of the FDA (including GMP), and with all applicable laws (including, without limitation, the FD&C Act), as the same may be amended or revised from time to time, (2) shall be manufactured, packaged, labeled in conformance with the Specifications, (3) shall not be adulterated or misbranded within the meaning of the FD&C Act, and (4) shall not be a product which would violate any section of the FD&C Act if introduced into interstate commerce; and
(h)	during the Term, Purine agrees to use commercially reasonable efforts to effectively manufacture and market the Products including but not limited to development of promotional literature, mailings, and journal advertisements.

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(i)	Purine covenants to do the following at all times during the Term: (i) Purine shall not do or attempt to do any act or thing which would in any way interfere with, adversely affect or impair Eastgate's Intellectual Property rights; (ii) Purine shall immediately notify Eastgate of any suspected or attempted infringement or passing off or any pending or threatened litigation or other proceeding concerning the Products or any of Eastgate's Intellectual Property, or any attempt to alter, modify or change the Products, which comes to its attention; (iii) Purine shall not make any oral or written representations to any Third Party or customer which materially vary from the any specifications, operating instructions, labels or representations given or made by Eastgate, with respect to the Products. If any liability is incurred because of such materially varying representations, Purine will and does hereby hold Eastgate harmless with respect to any such representations; and (iv) Purine's representations and warranties contained in ARTICLE VIII (g) shall survive for an indefinite period following execution of this Agreement.

Eastgate represents and warrants as follows and acknowledges that Purine is relying on such representations and warranties:
(a)	is a corporation duly incorporated and validly existing pursuant to the laws of Ontario, Canada;
(b)	it has the full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and that all necessary corporate action has been duly taken in this regard;
(c)	the entry into this Agreement shall not conflict with any contract, agreement, articles or by-laws of Eastgate (or similar documentation), order, judgment, ordinance or applicable law;
(d)	Eastgate represents and warrants that it has an unencumbered title and ownership of the nutraceutical and/ or pharmaceutical product formulations that are licensed by Eastgate under this agreement and Eastgate agrees to indemnify and hold Purine harmless in this respect from any claims of any third parties or the current or former employees or directors of Eastgate; and that it has the requisite experience, facilities, personnel, equipment, and resources to fulfill its obligations in this Agreement;
(e)	it maintains such policies of insurance, issued by responsible insurers, as are appropriate to its business, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, including, but not limited to, adequate product liability insurance; all such policies of insurance are in full force and effect and Eastgate is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy; and
(f)	the Products (1) shall be distributed, marketed and sold in conformance with all applicable requirements of the FDA (including GMP), and with all applicable law (including, without limitation, the FD&C Act), as the same may be amended or revised from time to time, (2) shall be distributed, marketed and sold in conformance with the Specifications, (3) shall not be adulterated or misbranded within the meaning of the FD&C Act, and (4) shall not be a product which would violate any section of the FD&C Act if introduced into interstate commerce.
(g)	Eastgate covenants to do the following at all times during the Term: (i) Eastgate shall not do or attempt to do any act or thing which would in any way interfere with, adversely affect or impair Purine's Intellectual Property rights; (ii) Eastgate shall immediately notify Purine of any suspected or attempted infringement or passing off or any pending or threatened litigation or other proceeding concerning the Products or any of Purine's Intellectual Property, or any attempt to alter, modify or change the Products, which comes to its attention; (iii) Eastgate shall not make any oral or written representations to any Third Party or Customer which materially vary from the specifications, operating instructions, labels or representations given or made by Purine if any, with respect to the Products. If any liability is incurred because of such materially varying representations, Eastgate will and does hereby hold Purine harmless with respect to any such representations; and (iv) Eastgate's representations and warranties contained in this ARTICLE VIII (g) shall survive for an indefinite period following execution of this Agreement.

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ARTICLE IX: CONFIDENTIALITY
(a)	Purine and Eastgate each acknowledge that in performing this Agreement there will be information exchanged that is of a confidential or of a secret nature, including, but not limited to, each other's Intellectual Property, information which is or may be either applicable to or related in any way to the Products, technical data, business opportunities, services and other products developed or being developed, pricing information, financial information, research and development information, plans, processes, formulae, ingredients, chemicals, systems and business systems, copyrights, patents (whether issued, pending or applied for), trademarks, trade names, prototypes, and any other intellectual property, marketing strategies, sales and distribution information, inventions, designs (including industrial designs), drawings, sketches, test results, discoveries and methods of production, trade secrets, suppliers and distributors, licenses, software and hardware, manuals, margins, other information and any other information that each Party may regard as confidential ("Confidential Information"). Each Party covenants and agrees with the other Party to keep all Confidential Information strictly confidential unless or until:
(i)	said information shall become known to Third Parties not under any obligation of confidentiality to the Disclosing Party, or shall become publicly known through no fault of the Receiving Party, or
(ii)	said information was already in the Receiving Party's possession prior to the disclosure of said information to the Receiving Party, except in cases when the information has been covered by a preexisting confidentiality agreement, or

(iii) said information shall be subsequently disclosed to the Receiving Party by a Third Party not under any   obligation of confidentiality to the Disclosing Party (provided however, that in such event, the Receiving Party shall notify the Disclosing Party of such disclosure by a Third Party), or said information is approved for disclosure by prior written consent of the Disclosing Party,

(iv) said information is required to be disclosed by court order or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party in attempting to limit such disclosure  or
(v) said information is required, in the opinion of counsel to the Disclosing Party, to be disclosed pursuant to United States securities laws.

(b)	Each Party therefore agrees that during the Term and for a period of two (2) years following the termination of the Agreement for any reason, it will not either individually or in conjunction with any other person, business, corporation or any other entity, directly or indirectly solicit, induce or cause, or attempt to solicit, induce or cause, any of the present or future employees of the other to terminate or adversely alter his or her relationship with Purine or Eastgate as the case may be.
(c)	Upon termination of this Agreement, each Party shall forthwith return or destroy the other Party's Confidential Information and all copies in its possession and/or control, to the other Party.
(d)	Further, the Parties acknowledge and agree that the obligations under this ARTICLE IX, except for the obligations set forth in ARTICLE IX(b), shall remain in effect in perpetuity, notwithstanding this Agreement being terminated or ending.
(e)	Each Party hereby acknowledges and agrees that:
(i)	the restrictions set forth in this section are reasonable in the circumstances and all defenses to the strict enforcement thereof by the Receiving Party are hereby waived;
(ii)	a violation of any of the provisions in this section will result in immediate and irreparable harm and damages to the Disclosing Party; and,
(iii)	in the event of any violation of any provisions of this section, the Disclosing Party shall, in addition to any other right/remedy to relief available to it at law or equity, be entitled to obtain relief by way of temporary or permanent injunction and all such other relief as any court of competent jurisdiction may deem just and proper.

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ARTICLE X: INDEMNIFICATION

Purine shall defend and indemnify and hold Eastgate and its trustees, officers, agents and employees (the "Indemnitees") harmless from any judgments and other liabilities based upon claims or causes of action against Eastgate or its officers, directors, employees or agents which arise out of alleged negligence in the development, manufacture or sale of the Products by Purine, its subsidiaries, and any sublicensees, or from the use by the end users of the Products, except to the extent that such judgments or liabilities arise in whole or in part from the gross negligence or willful misconduct or unsubstantiated claims on formulations by  Eastgate or its directors, employees or agents, provided that Eastgate promptly notifies Purine of any such claim coming to its attention and that it cooperates with Purine in the defense of such claim.  If any such claims or causes of action are made, Eastgate shall be defended by counsel to Purine, subject to Eastgate's approval, which shall not be unreasonably withheld.  Eastgate reserves the right to be represented by its own counsel at its own expense.

ARTICLE XI: COVENANTS REASONABLE

Each Party hereby acknowledges and agrees that all restrictions contained in this Agreement are reasonable, valid and binding, and necessary in the circumstances in order to adequately protect the economic interests of each other. Without the covenants set forth in this Agreement, each Party would not have agreed to enter into the Agreement and, accordingly, all defenses to the strict enforcement thereof by each other are hereby waived by each other to the fullest extent permitted by law.

ARTICLE XII: TERMS, TERMINATION AND REMEDIES

(a)	This Agreement shall become effective upon the date stated above and shall, unless otherwise provided hereunder, remain in force for a period of five (5) years from the date of execution of this Agreement by both Parties and shall be automatically renewed for successive five (5) year periods thereafter unless either party provides the other party with written notice of its intention not to renew this Agreement at least eighteen (18) months prior to the expiration of the initial term or any renewal term of this Agreement, as applicable. "Term" shall mean the initial five (5) year term plus renewal periods, if any. For the avoidance of doubt, the rights granted to Purine under Article II and Article IV shall remain non-exclusive throughout the Term. Purine has the right to terminate this Agreement with eighteen (18) months prior notice if Eastgate's current chief executive officer ceases to serve as an officer or director and if, in the reasonable discretion of Purine, such change would prevent the terms of this Agreement being complied with and/ or fulfilled. Eastgate has the right to terminate this Agreement with eighteen (18) months prior notice if Purine's current chief executive officer ceases to serve as an officer and if, in the reasonable discretion of Eastgate, such change would prevent the terms of this Agreement being complied with and/ or fulfilled.

(b)	In any case during the term of this Agreement the Parties may terminate this Agreement at any time by mutual consent in writing.

(i)	Eastgate may terminate this Agreement, at any time during the Term and with immediate effect by giving thirty (30) business day prior written notice to Purine after the occurrence of any of the following:

1.	Purine becoming insolvent and/or bankrupt, making a proposal in bankruptcy or being petitioned into bankruptcy under the bankruptcy or insolvency laws of any jurisdiction in which Purine conducts its business, or if Purine makes an assignment to any Third Party for the benefit of creditors of all of the property and assets of such party, if a trustee or liquidator of a party is appointed;
2.	A breach of this Agreement by Purine (other than the material breaches of this Agreement specified in ARTICLE III (d)) that remains uncured for more than 30 days after receipt of written notice thereof to Purine; or

3.	Purine ceases business operations in any way, including, but not limited to, the voluntary or involuntary winding up.
(ii)	Without prejudice to any right or remedy available to Eastgate, Eastgate will have just cause to terminate this Agreement, immediately if:

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1.	Purine is in breach of the confidentiality provisions contained in ARTICLE IX of this Agreement; or
2.	Purine breaches any material representation, warranty, or covenant contained in this Agreement.

(iii)	Purine may terminate this Agreement, at any time during the Term and with immediate effect by giving thirty (30) business day prior written notice to Eastgate after the occurrence of any of the following:

1.	Eastgate becoming insolvent and/or bankrupt, making a proposal in bankruptcy or being petitioned into bankruptcy under the bankruptcy or insolvency laws of any jurisdiction in which Eastgate conducts its business, or if Eastgate makes an assignment to any Third Party for the benefit of creditors of all of the property and assets of such party, if a trustee or liquidator of a party is appointed;
2.	A breach of this Agreement by Eastgate (other than the material breaches of this Agreement specified in ARTICLE VII (e)) that remains uncured for more than 30 days after receipt of written notice thereof from Purine; or
3.	Eastgate ceases business operations in any way, including, but not limited to, the voluntary or involuntary winding up.

(iv)	Without prejudice to any right or remedy available to Purine, Purine will have just cause to terminate this Agreement, immediately if:

1.	Eastgate is in breach of the confidentiality provisions contained in ARTICLE IX of this Agreement; or
2.	Eastgate breaches any material representation, warranty, or covenant contained in this Agreement.

(c)	Any debt of each to the other existing under this Agreement at the time of termination hereof, shall become immediately due and payable, without need of demand, upon the effective date of such termination.

(d)	Notwithstanding the termination of this Agreement, each Party shall have access to any and all rights and remedies as against each other, and such remedies shall be cumulative in nature.

ARTICLE XIII: MODIFICATIONS, ADDITIONS

This Agreement may not be amended, changed, augmented, in whole or in part, except in writing executed by both Parties, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party hereto shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto. No consent, approval, agreement or waiver by any Party hereto to or of any breach of any of the obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent breach of the same or any other obligation or representation by the other Party or Parties, nor shall any forbearance by the first Party or Parties to seek a remedy for any non-compliance or breach by another Party be deemed a waiver by the first Party or Parties of its rights and remedies with respect to such non-compliance or breach. In particular, the Parties agree that they will each act reasonably and in good faith in executing any amendments to this Agreement which further sets forth and defines the relationship between the Parties contemplated herein.

ARTICLE XIV: NOTICES

Any notice or other writing required or permitted to be given hereunder or for the purpose hereof (hereinafter in this ARTICLE XIV called a "Notice") to any Party shall be sufficiently given if delivered personally or if sent by prepaid registered mail:

(a) In case of a notice to Eastgate at:

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Eastgate Pharmaceuticals, Inc.
488 Champagne Drive,
Toronto, Ontario M3J 2T, Canada
Attention: Anna Gluskin

with a copy to

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attention: Gregory Sichenzia, Esquire

(b) In the case of notice to Purine at:

Purine Pharma LLC
5 County Route 42
Massena, NY 13662, USA
Attention: Venkat Kakani
Email: vkakani@purinepharma.com

With a copy to

Charles J. Casale Jr, P.A.
1540 Kuser Road, Suite A-7
Mercerville, NJ 08619

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this section.

(i)	Any Notice delivered personally to the Party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered at such address.
(ii)	Any Notice mailed as aforesaid shall be deemed to have been given and received on the seventh business day following the date of its mailing.
(iii)	Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the business day of transmission, unless transmitted after 5:00 p.m. in which instance shall be deemed to be given and received on the first business day after its transmission.

PUBLIC ANNOUNCEMENTS: Neither Party is permitted to make public announcement of this Agreement or any contemplated agreements/ arrangements between Purine and Eastgate without the express written permission of the other.  Further, the text/ matter of any public announcement/s of this or any agreements between Purine and Eastgate must be approved prior by both parties.  Notwithstanding the foregoing, Eastgate shall, upon the advice of its legal counsel, be allowed to disclose such information as & to the extent required by the United States securities laws without Purine's prior review or approval, as long as such disclosure is notified to Purine within 48 hours following such disclosure

ARTICLE XV: CIRCUMSTANCES BEYOND CONTROL (FORCE MAJEURE)

Neither Party to this Agreement shall be held responsible for the non-compliance of its obligations relative to the provisions of the present agreement if it is due to reasons beyond its direct control, such as earthquakes, war, terrorist acts, civil war, revolution, insurrection, embargo or imperative legal measures.

ARTICLE XVI: GOVERNING LAW – DISPUTES
(a)	This Agreement shall be construed and governed by the laws of the State of New York.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

(b)	In the event of any dispute arising between the Parties in relation to this Agreement, the Parties shall make their reasonable efforts to settle the dispute amicably. The Parties agree that any unresolved dispute by amicable means shall be finally settled by binding arbitration in accordance with the Rules of International Arbitration, conducted in the State of New York. In particular, the arbitration shall be conducted by a single arbitrator mutually agreed to by the Parties. The Arbitrator shall render his or her decision within ninety (90) days of the date of the Arbitration Notice. The decision of the Arbitrator shall be final and binding, including any decision as to costs, and no appeal shall lie therefrom.

(c)	The cost of arbitration shall be equally borne by the Parties.

ARTICLE XVII: SUCCESSORS

This Agreement shall inure to the benefit of and be binding upon the Parties, their respective subsidiaries, holding companies, parent companies, affiliates, directors, officers, employees, agents, successors, and assigns.   For the avoidance of doubt, the terms and provisions of this Agreement shall be binding on purchasers or assignees of Eastgate's rights to the Product to extent permitted by applicable law.

ARTICLE XVIII: INDEPENDENT CONTRACTORS

(a)	The Parties are independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking.

(b)	Neither Party has any right or authority whatsoever to assume or to create any liability, obligation or responsibility, expressed or implied, on behalf of or in the name of the other or to bind the other in any manner whatsoever.

ARTICLE XIX: RECITALS, APPENDICES AND HEADINGS

(a)	The recitals to this Agreement and the appendices annexed hereto constitute an integral part hereof.

(b)	The headings in this Agreement are intended for convenience purposes only and shall not be used for the purpose of the interpretation hereof.

ARTICLE XX: ENTIRE AGREEMENT

This Agreement reflects the entire understanding between the Parties with respect to the subject matter contained herein, and supersedes all prior oral or written statements and representations of the Parties with respect to the subject matter hereof.

ARTICLE XXI: COUNTERPARTS

This Agreement may be executed in counterparts and delivered by facsimile/other electronic transmission, each of which when so delivered shall be deemed to be an original and all of which shall constitute one and the same document.

ARTICLE XXII: EXPENSES

Unless, otherwise stated in this agreement, all costs and expenses (including, without limitation, the fees and disbursement of legal counsel) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party incurring such expenses.

ARTICLE XXIII: FURTHER ASSURANCES

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances, such further documents or instruments as may be reasonably required by the other Party or that may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

ARTICLE XXIV: CURRENCY

Unless otherwise stated, any references to currency amounts are in United States Dollars.

ARTICLE XXV: ASSIGNMENT

This Agreement may not be assigned by either Party without the express prior written consent of the other Party, which consent may not be unreasonably withheld and/or delayed by either Party.

[Signature page follows immediately]

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

IN WITNESS WHEREOF, on the date first above written, the parties have executed this Agreement in two originals, of which each party has taken one.

PURINE PHARMA LLC.	EASTGATE PHARMACEUTICALS INC.

Per:	Per:
Name: Venkat Kakani	Name: Anna E. Gluskin
Title: CEO	CEO

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Annex I
The initial Products transferred by Eastgate are:

E-drops
Puralene
Nano D-3
WartX
VCleanZZ
Cleanezze

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Annex II

Transfer Pricing

Product		Price per bottle	Batch Size
V-CLEAN-60ml	$	[*]	[*]
Cleanezze-60ml	$	[*]	[*]
WartsX-7ml	$	[*]	[*]
Puralene-30ml	$	[*]	[*]
E-Drops-30ml	$	[*]	[*]
Nano D3-50ml	$	[*]	[*]